Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)                                 Registration Statement (Form S-8 No. 333-49726) pertaining to the Employee Stock Purchase Plan of Axcelis Technologies, Inc.; and

(2)                                 Registration Statements (Form S-8 No. 333-49768 and No. 333-120356) pertaining to the 2000 Stock Plan of Axcelis Technologies, Inc.;

of our reports dated February 29, 2012 with respect to the consolidated financial statements and schedule of Axcelis Technologies, Inc., and the effectiveness of internal control over financial reporting of Axcelis Technologies, Inc., included in this Annual Report (Form 10-K) of Axcelis Technologies, Inc. for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 29, 2012